                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      AMERICAN INTERNATIONAL GROUP, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 1994

                                                                  March 30, 1994

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

     The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ("AIG") will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Monday, May 16, 1994, at 11:00 o'clock A.M., for the following purposes:

     1. To elect 15 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

     2. To act upon a proposal to approve a performance-based compensation plan for the chief executive officer;

     3. To act upon a proposal to amend the 1991 Employee Stock Option Plan;

     4. To act upon a proposal to select Coopers & Lybrand as independent accountants for 1994;

     5. To act upon a shareholder proposal requesting AIG to distribute certain statistical data on employees;

     6. To act upon a shareholder proposal requesting AIG to initiate a study relating to investment in tobacco companies; and

     7. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 25, 1994 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                By Order of the Board of
                                                Directors

                                                  KATHLEEN E. SHANNON
                                                                       Secretary
- --------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed Proxy and return it at once in the accompanying postage prepaid envelope.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT
                                                                  March 30, 1994

     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ("AIG"), to be held on May 16, 1994, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the proposal to approve a performance-based compensation plan, for the proposal to amend the 1991 Employee Stock Option Plan, for the selection of Coopers & Lybrand as independent accountants for 1994, against the shareholder proposal requesting AIG to distribute certain statistical data on employees and against the shareholder proposal requesting AIG to initiate a study related to investment in tobacco companies.

     Only shareholders of record at the close of business on March 25, 1994 will be entitled to vote at the meeting. On that date, 316,873,204 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ("AIG Common Stock"), were outstanding, each such share of stock having one vote.

                           I.  ELECTION OF DIRECTORS

     Fifteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. Mrs. Marion E. Fajen and Mr. Pierre Gousseland will retire from the Board at the Annual Meeting. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. The nominees and certain information supplied by them to AIG are as follows:

                        M. BERNARD AIDINOFF             PARTNER, SULLIVAN & CROMWELL
       (PHOTO)                                          (Attorneys)
                        Age 65

                        Director since 1984


                        MARSHALL A. COHEN               PRESIDENT AND CHIEF EXECUTIVE OFFICER,
       (PHOTO)                                          THE MOLSON COMPANIES LIMITED
                        Age 58                          (Brewing, Chemical Specialties, Retail
                                                        Merchandising and Sports and Entertainment)
                        Director since 1992             Director, American Barrick Resources
                                                                  Corporation
                                                                  Lafarge Corporation


- --------------------------------------------------------------------------------

                        BARBER B. CONABLE, JR.          RETIRED; FORMER PRESIDENT, WORLD BANK, AND
     (PHOTO)                                            FORMER MEMBER, UNITED STATES HOUSE OF REP-
                        Age 71                          RESENTATIVES

                        Director since 1991             Director, Corning, Inc.
                                                                  First Empire State Corp.
                                                                  Manufacturers & Traders Trust Co.


                        MARTIN FELDSTEIN                PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
     (PHOTO)                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL
                        Age 54                          BUREAU OF ECONOMIC RESEARCH
                                                        (Nonprofit Economic Research Center)
                        Director since 1987
                                                        Director, TRW, Inc.
                                                                  J. P. Morgan & Co. Incorporated


                        HOUGHTON FREEMAN                RETIRED VICE CHAIRMAN--FOREIGN GENERAL INSUR-
     (PHOTO)                                            ANCE, AIG
                        Age 72                          Director, Transatlantic Holdings, Inc.
                                                                  ("Transatlantic"), which is owned
                        Director since 1967                       46 percent by AIG

                                                        Also serves as a director of C.V. Starr & Co.,
                                                        Inc. ("Starr") and Starr International Company,
                                                        Inc. ("SICO"), private holding companies (see
                                                        "Ownership of Certain Securities")


                        LESLIE L. GONDA                 CHAIRMAN, INTERNATIONAL LEASE FINANCE CORPO-
     (PHOTO)                                            RATION ("ILFC")
                        Age 74                          (a wholly-owned subsidiary of AIG)
                        Director since 1990


                        MAURICE R. GREENBERG            CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
     (PHOTO)            Age 68                          Also serves as a director of Transatlantic, a
                                                        director, President and Chief Executive Officer
                        Director since 1967             of Starr, and a director of SICO and ILFC

- --------------------------------------------------------------------------------

                        CARLA A. HILLS                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
     (PHOTO)                                            HILLS & COMPANY, INTERNATIONAL CONSULTANTS;
                        Age 60                          FORMER UNITED STATES TRADE REPRESENTATIVE
                                                        (Hills & Company provides international
                        Elected May 12, 1993            investment, trade and risk advisory services)
                                                        Director, American Telephone and
                                                                  Telegraph Company
                                                                  Chevron Corporation
                                                                  Time Warner Inc.
                                                                  UAL Corp.


                        FRANK J. HOENEMEYER             FINANCIAL CONSULTANT;
     (PHOTO)                                            RETIRED VICE CHAIRMAN,
                        Age 74                          PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                                        Director, Ariad Pharmaceuticals, Inc.
                        Director since 1985                       Wellsford Residential Property Trust
                                                                  Carey Fiduciary Advisors, Inc.


                        JOHN I. HOWELL                  RETIRED CHAIRMAN, EXECUTIVE COMMITTEE, J. HENRY
     (PHOTO)                                            SCHRODER BANK & TRUST COMPANY
                        Age 77                          Director, Schroder Capital Funds, Inc.
                                                                  Schroder Asian Growth Fund, Inc.
                        Director since 1969


                        EDWARD E. MATTHEWS              VICE CHAIRMAN--FINANCE, AIG
     (PHOTO)                                            Also serves as a director of Transatlantic,
                        Age 62                          Starr, SICO and ILFC

                        Director since 1973


                        DEAN P. PHYPERS                 RETIRED SENIOR VICE PRESIDENT,
     (PHOTO)                                            INTERNATIONAL BUSINESS MACHINES CORPORATION
                        Age 65                          Director, Bethlehem Steel Corporation
                                                                  Cambrex
                        Director since 1979                       Church & Dwight Co. Inc.
                                                                  Cytogen Inc.


                        JOHN J. ROBERTS                 VICE CHAIRMAN--EXTERNAL AFFAIRS, AIG
     (PHOTO)                                            Director, The Adams Express Company
                        Age 71                                    Petroleum & Resources Corporation
                                                        Also serves as a director of Starr and SICO
                        Director since 1967

- --------------------------------------------------------------------------------

                        ERNEST E. STEMPEL               VICE CHAIRMAN--LIFE INSURANCE, AIG
     (PHOTO)            Age 77                          Also serves as a director of Starr and SICO
                        Director since 1967

                        THOMAS R. TIZZIO                PRESIDENT, AIG
     (PHOTO)            Age 56                          Also serves as a director of Transatlantic,
                                                        Starr and SICO
                        Director since 1986

- --------------------------------------------------------------------------------

     The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Conable retired on September 1, 1991 as President of The World Bank. Ambassador Hills served as United States Trade Representative from 1989 until 1993.

     Mrs. Fajen, who is 73, has served as an AIG director since 1984. She retired in 1986 from her position as Vice President and Secretary of AIG. Mr. Gousseland, who is 72, has served as an AIG director since 1977, and is the retired Chairman of AMAX Inc.

     There were four regularly scheduled meetings, comprising all the meetings of the Board, during 1993. All of the directors attended at least 75% of the aggregate of all meetings of the directors and of the committees of the Board on which they served.

     Messrs. Aidinoff, Conable, Hoenemeyer, Howell and Phypers and Mrs. Hills are the current members of the Audit Committee, which held four meetings during 1993. The primary function of the Audit Committee is to give general advice to the Board and the officers in matters relating to the audits of the records of account of AIG and its subsidiaries. The Committee reviews the performance and scope of audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board the nomination of the independent public accountants as auditors for the ensuing fiscal year. In addition, the Committee reviews reports issued by the internal auditing department and the independent accountants.

     The Stock Option and Compensation Committee, which held nine meetings during 1993, administers the various AIG stock option plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Current members of the Committee are Messrs. Cohen, Gousseland, Hoenemeyer and Howell.

     The Executive Committee, comprised of Messrs. Aidinoff, Greenberg, Howell, Roberts, Stempel and Tizzio, also functions as a nominating committee. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of AIG will be brought to the attention of the Executive Committee. The Executive Committee held seven meetings during 1993. Messrs. Conable, Feldstein, Greenberg, Hoenemeyer, Howell, Matthews and Phypers serve as members of the Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries and which held twelve meetings during 1993.

OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the ownership of equity securities of AIG and its parents by the directors/nominees and by the directors and executive officers as a group.

                                                          EQUITY SECURITIES OF AIG AND ITS PARENTS
                                                        OWNED BENEFICIALLY AS OF JANUARY 31, 1994(1)
                               ----------------------------------------------------------------------------------------------
                                                                               STARR                          SICO
                                             AIG                            COMMON STOCK                  VOTING STOCK
                                         COMMON STOCK                --------------------------    --------------------------
                               --------------------------------        AMOUNT AND                    AMOUNT AND
                               AMOUNT AND NATURE OF     PERCENT         NATURE OF       PERCENT       NATURE OF       PERCENT
                                    BENEFICIAL            OF           BENEFICIAL         OF         BENEFICIAL         OF
          DIRECTOR             OWNERSHIP(2)(3)(4)(5)     CLASS        OWNERSHIP(6)       CLASS        OWNERSHIP        CLASS
- ----------------------------   ---------------------    -------      ---------------    -------    ---------------    -------
M. Bernard Aidinoff.........             4,348                 (7)             0            --             0              --
Marshall A. Cohen...........               450                 (7)             0            --             0              --
Barber B. Conable, Jr. .....             2,550                 (7)             0            --             0              --
Marion E. Fajen.............            13,210                 (7)             0            --             0              --
Martin Feldstein............             7,329                 (7)             0            --             0              --
Houghton Freeman............         1,371,285             .43               750          3.45            10            9.09
Leslie L. Gonda.............         3,510,900            1.11                 0            --             0              --
Pierre Gousseland...........            11,730                 (7)             0            --             0              --
M. R. Greenberg.............         7,089,089            2.23             5,000         22.99            10            9.09
Ambassador Carla Hills......             1,158                 (7)             0            --             0              --
Frank Hoenemeyer............             7,893                 (7)             0            --             0              --
John I. Howell..............            37,465             .01                 0            --             0              --
Edward E. Matthews..........           244,738             .08             2,250         10.34            10            9.09
Dean P. Phypers.............             5,346                 (7)             0            --             0              --
John J. Roberts.............           826,458             .26             1,250          5.75            10            9.09
Ernest E. Stempel...........         4,171,310            1.31             1,750          8.05            10            9.09
Thomas R. Tizzio............           103,648             .03             1,500          6.90            10            9.09
All Directors and Executive
  Officers of AIG as a Group
  (43 individuals)..........        20,899,905            6.56            19,625         90.23            80           72.72

- ------------

(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows:
     Feldstein -- 5,625 shares, Freeman -- 951,624 shares, Howell -- 30,360 shares, Tizzio -- 44,211 shares, all directors and executive officers of AIG as a group -- 1,373,514 shares.

(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
     Freeman -- 58,380 shares, Greenberg -- 271,875 shares, Matthews -- 78,375 shares, Roberts -- 1,500 shares, Stempel -- 29,250 shares, Tizzio -- 59,437 shares, all directors and executive officers of AIG as a group -- 724,586 shares.

(3) Amount of shares shown for each of Messrs. Greenberg, Roberts and Stempel does not include 3,426,303 shares held as trustee for the Starr Trust, as to which they disclaim beneficial ownership. Inclusion of these shares would increase the total ownership shown for each of the trustees by 1.08 percent.

(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family or by the individual as trustee as to which securities such individual has disclaimed beneficial interest: Fajen -- 3,690 shares, Matthews -- 3,000 shares, Tizzio -- 8,868 shares, all directors and executive officers of AIG as a group -- 23,434 shares.

(5) Amount of shares shown for Mr. Greenberg also excludes 935,376 shares owned directly by Starr as to which Mr. Greenberg disclaims beneficial interest.

(6) As of February 1, 1994, Starr also had outstanding 4,125 shares of Common Stock Class B, a non-voting stock, and 151 shares of Special Preferred Stock, Series 3. None of the nominees holds such shares. Shares of Starr's Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I and Series J Preferred

     Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1994: Preferred Stock, Series A--Freeman (1,750), Greenberg (5,000), Matthews (1,500), Roberts (2,500) and Stempel (2,500); Preferred Stock, Series B--Freeman (1,750), Greenberg (5,000), Matthews (1,750), Roberts (2,500) and Stempel (2,500); Preferred Stock, Series C--Freeman (1,750), Greenberg (5,000), Matthews (1,750), Roberts (2,500),
     Stempel (2,500) and Tizzio (125); Preferred Stock, Series D--Freeman (1,750), Greenberg (5,000), Matthews (1,750), Roberts (2,500), Stempel
     (2,500) and Tizzio (375); Preferred Stock, Series E--Freeman (2,000), Greenberg (5,000), Matthews (2,000), Roberts (2,500), Stempel (2,500) and Tizzio (625); Preferred Stock, Series F--Freeman (2,000), Greenberg (5,000), Matthews (2,000), Roberts (2,500), Stempel (2,500) and Tizzio (1,000); Preferred Stock, Series G--Freeman (2,250), Greenberg (5,000), Matthews (2,250), Roberts (2,250), Stempel (2,250) and Tizzio (1,000); Preferred Stock, Series H--Freeman (2,250), Greenberg (5,000), Matthews (2,250), Roberts (1,500), Stempel (2,250) and Tizzio (1,000); Preferred Stock, Series I--Freeman (2,250), Greenberg (5,000), Matthews (2,250), Roberts (1,500), Stempel (2,250) and Tizzio (1,000); Preferred Stock, Series J--Freeman (2,250), Greenberg (5,000), Matthews (2,250), Roberts (1,500), Stempel (2,250) and Tizzio (1,000) and 5% Subordinated Preferred Stock--Freeman (50), Greenberg (100), Roberts (50) and Stempel (70). The total outstanding shares were: Preferred Stock, Series A (16,240), Preferred Stock, Series B (16,305), Preferred Stock, Series C (17,055), Preferred Stock, Series D (18,180), Preferred Stock, Series E (20,305), Preferred Stock, Series F (22,305), Preferred Stock, Series G (22,375), Preferred Stock, Series H (22,125), Preferred Stock, Series I (22,625), Preferred Stock Series J (24,250) and 5% Subordinated Preferred Stock
     (340).

(7) Less than .01%.

     The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 1994, SICO held 50,649,744 shares, or 15.95 percent of the AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 11,879,942 shares and 7,494,923 shares (including 3,426,303 shares held by the C. V. Starr & Co. Inc. Trust), or 3.74 percent and 2.36 percent, respectively, of the outstanding AIG Common Stock on that date.

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. During 1993, each of Mr. Greenberg, Mrs. Hills and Mr. Stempel filed a late report on Form 4 in which he or she disclosed one transaction which was required to be previously reported. Mr. Greenberg failed to report timely a gift of 105 shares of AIG Common Stock made to a family member in October, 1993. Mrs. Hills failed to report timely the acquisition of 422 shares of AIG Common Stock held indirectly in an Individual Retirement Account. Mr. Stempel failed to report timely that the estate of his wife held 8,792 shares of AIG Common Stock. Each of Messrs. Colayco, Dooley, Nottingham and Edmund Tse, executive officers of AIG, filed one late report. Mr. Colayco failed to file timely Form 5 relating to the acquisition of options with respect to 600 shares of AIG Common Stock pursuant to the AIG 1991 Employee Stock Option Plan, and Mr. Dooley failed to report timely the acquisition of purchase privileges with respect to 51 shares of AIG Common Stock pursuant to the AIG Employee Stock Purchase Plan. Mr. Nottingham failed to report timely his sale of 1,000 shares of AIG Common Stock, and Mr. Tse failed to report timely the acquisition of purchase privileges with respect to 50 shares under the AIG Employee Stock Purchase Plan and the direct acquisition of those shares at the termination of the purchase plan period.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG and its subsidiaries each purchase 75 shares of AIG Common Stock per quarter, for which they are reimbursed by AIG.

     The following Summary Compensation Table shows the compensation accrued for services in all capacities to AIG and its subsidiaries by M.R. Greenberg, the Chairman and Chief Executive Officer of AIG, and the other four most highly compensated executive officers of AIG at December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                         ANNUAL COMPENSATION       ---------------------------------
          NAME AND                     ------------------------         AWARDS          PAYOUTS          ALL OTHER
     PRINCIPAL POSITION        YEAR      SALARY        BONUS       STOCK OPTIONS(#) LTIP PAYOUTS(1)   COMPENSATION(2)
- -----------------------------  ----    ----------    ----------    ---------------- ---------------- ------------------
M.R. Greenberg...............  1993    $1,231,731    $1,100,000         25,000         $2,685,750         $  2,998
Chairman and Chief             1992     1,147,115     1,100,000(3)      37,500(4)        --                  2,909
  Executive Officer            1991     1,000,000       950,000(3)      30,000(4)        --                  2,067
E.E. Matthews................  1993       316,923       350,000         10,000            789,750            2,998
Vice Chairman -- Finance       1992       250,193       300,000(3)      15,000(4)        --                  2,909
                               1991       215,000       275,000(3)      13,500(4)        --                  1,664
T.R. Tizzio..................  1993       329,273       300,000         10,000            631,800            2,998
President                      1992       276,154       235,000(3)      15,000(4)        --                  2,909
                               1991       213,000       240,000(3)      13,500(4)        --                  1,862
E.E. Stempel.................  1993       200,000       250,000          8,000            631,800         --
Vice Chairman -- Life
  Insurance                    1992       175,000       250,000(3)      12,000(4)        --               --
                               1991       150,000       250,000(3)      10,500(4)        --               --
E.S.W. Tse...................  1993       266,580       199,430(5)       6,000            315,900           33,322(5)
Executive Vice President --    1992       241,572       175,262(3)       7,500(4)        --                 30,196(5)
  Life Insurance               1991       213,226       165,540(3)       3,000(4)        --                 26,653(5)

- ---------------
(1) Amounts shown in 1993 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1993 ($87.75), of shares of AIG Common Stock allocated but not distributed under a Deferred Compensation Profit Participation Plan (the "SICO Plan") provided to certain senior AIG employees, including AIG executive officers, by SICO. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. Prior to retirement, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares. Shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1993, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1990. The number of AIG shares allocated to named executive officers is as follows:
    Greenberg -- 30,600 shares; Matthews -- 9,000 shares; Tizzio -- 7,200 shares; Stempel -- 7,200 shares; Tse -- 3,600 shares.
(2) Amounts shown for Messrs. Greenberg, Matthews and Tizzio represent matching contributions under AIG's 401(k) Plan. Amounts representing the accrual under the Current Retirement Plan and the Supplemental Plan cannot readily be individually calculated by the actuaries for those plans.
(3) Includes cash benefits paid by SICO under the SICO Plan. Commencing January 1, 1993, cash benefits were no longer payable under the SICO Plan.
(4) Adjusted to reflect 50 percent stock split effected as a stock dividend in 1993.
(5) Amounts shown reflect contributions by AIG to the Amercian International Companies (Hong Kong) Staff Provident Plan.

     The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 1993 to the five individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 1993

                                                                                        POTENTIAL REALIZABLE
                                                                                      VALUE* AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK PRICE
                                           PERCENTAGE OF                              APPRECIATION FOR OPTION
                                           TOTAL OPTIONS                                        TERM
                                  OPTIONS   GRANTED TO    EXERCISE                    ------------------------
                        DATE      GRANTED    EMPLOYEES      PRICE      EXPIRATION          5           10
        NAME          OF GRANT      (1)     DURING 1993   PER SHARE       DATE        PERCENT(2)   PERCENT(3)
- --------------------- ---------   -------  -------------  ---------    ----------     -----------  -----------
M.R. Greenberg.......  12/13/93    25,000        7.2       $ 88.75       12/13/03     $ 1,395,360  $ 3,536,116
E.E. Matthews........  12/13/93    10,000        2.9         88.75       12/13/03         558,144    1,414,446
T.R. Tizzio..........  12/13/93    10,000        2.9         88.75       12/13/03         558,144    1,414,446
E.E. Stempel.........  12/13/93     8,000        2.3         88.75       12/13/03         446,515    1,131,557
E. S. W. Tse.........  12/13/93     6,000        1.7         88.75       12/13/03         334,886      848,668
All Executive
  Officers of AIG as
  a Group (31
  individuals).......   Various    93,950       27.0         88.77(4)     Various       5,244,944   13,291,719
All Employees........   Various   347,575      100.0         88.81(4)     Various      19,412,805   49,195,859
All Shareholders
  Stock
  Appreciation(5)....    N/A        N/A       N/A           N/A           N/A         $17.7 billion $44.9 billion
All Unaffiliated
  Shareholders Stock
  Appreciation(5)....    N/A        N/A       N/A           N/A           N/A         $12.6 billion $32.0 billion

- ---------------

  * Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted, $88.75.

(1) All options were granted pursuant to the 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The grants provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2) Appreciated price would be $144.56 per share for the individuals named, $144.60 per share for all executive officers and $144.66 per share for all employees.

(3) Appreciated price would be $230.19 per share for the individuals named, $230.25 per share for all executive officers and $230.35 per share for all employees.

(4) Weighted average exercise price per share.

(5) Calculated using the 317,628,067 shares of AIG Common Stock outstanding at December 31, 1993.

     The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 1993 by the five individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 1993.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1993
                      AND DECEMBER 31, 1993 OPTION VALUES

                                                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS
                            SHARES                          DECEMBER 31, 1993         AT DECEMBER 31, 1993(2)
                          ACQUIRED ON       VALUE       -------------------------    -------------------------
         NAME              EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- -----------------------   -----------    -----------    -------------------------    -------------------------
M.R. Greenberg.........      37,500      $2,761,250           271,875/75,625          $14,446,094/$1,074,531
E.E. Matthews..........       1,834         111,920            78,375/30,625            3,974,313/   435,437
T.R. Tizzio............       4,500         297,175            59,437/30,625            2,789,197/   435,437
E.E. Stempel...........          --              --            29,250/24,875            1,054,844/   369,125
E.S.W. Tse.............       1,312         103,003            14,812/13,875              644,722/   130,656

- ---------------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 1993 (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1993 to the five individuals named in the Summary Compensation Table.

                 LONG-TERM INCENTIVE PLANS -- AWARDS IN 1993(1)

                NAME                NUMBER OF UNITS     PERFORMANCE PERIOD      ESTIMATED FUTURE PAYOUTS
- ---------------------------------------------------     -------------------    --------------------------
M. R. Greenberg.....................    8,500                Two years                30,600 shares
E. E. Matthews......................    3,000                Two years                10,800 shares
T. R. Tizzio........................    2,500                Two years                 9,000 shares
E. E. Stempel.......................    2,000                Two years                 7,200 shares
E.S.W. Tse..........................    1,200                Two years                 4,320 shares

- ------------

(1) Awards represent grants of units under the SICO Plan described in Note 1 to the Summary Compensation Table on page 8 with respect to the two-year period from January 1, 1993 through December 31, 1994. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two year period. As a result, the number of shares to be allocated with respect to units held for the 1993-1994 period and the value of such shares cannot be determined at this time. The number of shares shown under "Estimated Future Payouts" represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1993-1994 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1993-1994 period were the same as those used to allocate the shares of AIG Common Stock for the 1991-1992 period. As noted in the description of the SICO Plan in Note 2 to the Summary Compensation Table on page 8, prior to retirement, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

     In order to facilitate the performance of their management responsibilities, AIG provides to Messrs. Greenberg and Roberts automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships and recreational opportunities. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities is regarded as incidental to such business use and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table on page 8.

     Messrs. Freeman, Greenberg, Matthews, Roberts, Stempel, Tizzio and Tse or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table on page 8.

     AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 1994 is approximately $2,800,000.

PENSION BENEFITS

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ("Original Pension Plan"). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ("Current Retirement Plan") was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant

(up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the Current Retirement Plan formula is the average of the final three years' compensation but no greater than 150% of the employee's "covered compensation" (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ("401(k) Plan") for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and the Supplemental Plan are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                                 TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE                   ---------------------------------------------------------------------------------
FINAL COMPENSATION                 10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
- ------------------                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  $  125,000.....................  $  16,248   $  31,248   $  46,248   $  61,248   $  61,248   $  61,248   $  61,248
  $  150,000.....................     22,248      40,248      58,248      76,248      76,248      76,248      76,248
  $  175,000.....................     28,248      49,248      70,248      91,248      91,248      91,248      91,248
  $  200,000.....................     34,248      58,248      82,248     106,248     106,248     106,248     106,248
  $  225,000.....................     40,248      67,248      94,248     121,248     121,248     121,248     121,248
  $  250,000.....................     46,248      76,248     106,248     136,248     136,248     136,248     136,248
  $  300,000.....................     58,248      94,248     130,248     166,248     166,248     166,248     166,248
  $  375,000.....................     76,248     121,248     166,248     211,248     211,248     211,248     211,248
  $  400,000.....................     82,248     130,248     178,248     226,248     226,248     226,248     226,248
  $  500,000.....................    106,248     166,248     226,248     286,248     286,248     286,248     286,248
  $  750,000.....................    166,248     256,248     346,248     436,248     436,248     436,248     436,248
  $1,000,000.....................    226,248     346,248     466,248     586,248     586,248     586,248     586,248
  $1,375,000.....................    316,248     481,248     646,248     811,248     811,248     811,248     811,248

- ------------
     With respect to the individuals named in the Summary Compensation Table on page 8 other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 1993 are as follows: Greenberg--33 years; Matthews--20.2 years; Stempel--44 years; Tizzio--25.7 years. Pensionable salary includes only the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 1993 was as follows:
Greenberg--$1,231,731; Matthews--$316,923; Stempel--$200,000; Tizzio--$329,273.
Amounts representing the accrual under the Current Retirement Plan for 1993 cannot readily be individually calculated by the actuaries for the Plan.

     During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. Greenberg, Matthews, Roberts, Stempel and Tizzio were participants in the Supplemental Plan at December 31, 1993. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation.

     Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 1993, AIG contributed 12.5 percent of Mr Tse's pensionable salary of $266,580 to the plan based on his 32.6 years of service.

CERTAIN TRANSACTIONS

     Certain transactions in 1993 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                                   SICO             STARR
                                                                                   AND               AND
                                                                               SUBSIDIARIES      SUBSIDIARIES
                                                                               ------------      ------------
                                                                                       (in thousands)
AIG and Subsidiaries Paid:
  For production of insurance business*...................................       $     --          $ 25,800
  For services (at cost)**................................................          1,100                60
  Rentals.................................................................          3,400                --
AIG and Subsidiaries Received:
  For services (at cost)**................................................            600            10,900
  Rentals.................................................................             --               900

- ------------
* From these payments, which constituted approximately 32% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately .1% of the gross revenues of AIG.

**These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

     Mr. Aidinoff is a partner in the law firm of Sullivan & Cromwell, and, during 1993, Ambassador Hills was a partner in the law firm of Shea & Gould, both of which in 1993 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered.

             REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

     The Stock Option and Compensation Committee, currently comprised of Messrs. Cohen, Gousseland, Hoenemeyer and Howell, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option plans.

     In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to fixed compensation expenses. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by these senior officers to the performance of AIG; and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. During 1993, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered.

     AIG's net income per share and after-tax return on equity (excluding capital gains) for 1992 were $5.20 and 13.3 percent, respectively, and for 1993 were $6.11 and 13.9 percent, respectively. The average net income per share of AIG's peer group, which is the same as the peer group used for the performance graph presented below, was $.22 for 1992 and $3.85 for 1993, respectively, and the average after-tax return on equity (excluding capital gains) for a larger industry group selected by Conning & Company, a leading insurance research and asset management company, was reported by Conning to be -1.2 percent for 1992 and estimated by Conning to be 3.5 percent for 1993, respectively. AIG evaluates underwriting performance on the basis of the combined ratio (which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1992 and 1993, as measured by its combined ratio, exceeded that of AIG's peer group. AIG's combined ratios for 1992 and 1993 were 102.36 and 100.07, respectively, while those for its peer group averaged 120.85 and 116.33, respectively. The total compensation of the Chief Executive Officer for 1993 represented approximately .12 percent of net income of AIG for that year.

     As part of its consideration of the Chief Executive Officer's compensation, the Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long-term interests of AIG through participation in the debate on the future of the financial services and insurance industries, in discussions on trade relations and international affairs and in similar endeavors.

     On the basis of the general factors set forth above, the Committee determined the base salaries for 1994 and bonuses for 1993 performance.

     The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

     Section 162(m) of the Internal Revenue Code (the "Code") denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer and the four other most highly compensated officers in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). AIG has adopted and is submitting to its shareholders for their approval a plan (the "Plan") for performance-based bonus compensation for the Chief Executive Officer. If the Plan is approved by shareholders and is otherwise in conformity with applicable laws and regulations, bonus payments to the Chief Executive Officer pursuant to the Plan will be deductible by AIG for federal income tax purposes.

     No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director.

                                         Stock Option and Compensation Committee
                                         American International Group, Inc.

                                         Marshall A. Cohen
                                         Pierre Gousseland
                                         Frank J. Hoenemeyer
                                         John I. Howell

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1988 to December 31, 1993) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the "Peer Group") consisting of nine multi-line or property/casualty insurance companies to which AIG has traditionally compared its business and operations: Aetna Life & Casualty Company, Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, The Continental Corporation, General Re Corporation, The St. Paul Companies, The Travelers Corporation and USF & G Corporation. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                  VALUE OF $100 INVESTED ON DECEMBER 31, 1988

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             AIG           S&P 500       PEER GROUP
1988                                    100.00          100.00          100.00
1989                                    153.53          131.69          137.56
1990                                    143.34          127.60          113.81
1991                                    184.39          166.47          147.13
1992                                    218.62          179.15          165.89
1993                                    249.16          197.21          171.62

             II.  APPROVAL OF A PERFORMANCE-BASED COMPENSATION PLAN

     It is proposed by the Board of DIrectors that the performance-based compensation plan (the "Plan") adopted by the Stock Option and Compensation Committee be approved.

     The Plan provides that, if for any calendar year the pre-tax return, with certain adjustments, including adjustments in the event of extraordinary catastrophic losses, on AIG's consolidated common shareholders' equity as of the prior year-end, with certain adjustments ("Consolidated Common Shareholders' Equity"), equals or exceeds 15 percent, a bonus shall be paid to the Chief Executive Officer. The amount of the bonus will range from $750,000 to $3,550,000 and will depend on the pre-tax return on AIG's Consolidated Common Shareholders' Equity. The Stock Option and Compensation Committee shall have the authority to reduce such bonus, but may not increase the bonus payable pursuant to this Plan without the approval of holders of AIG Common Stock. Had the Plan been in effect for 1993, the maximum amount payable pursuant to the Plan, subject to review and possible reduction by the Stock Option and Compensation Committee, would have been $2,350,000.

     If at the end of a calendar quarter a proportionate part of such return has been earned for the period beginning with the commencement of such calendar year and ending on the last day of such calendar quarter, the Chief Executive Officer shall be entitled to a proportionate part of such bonus which shall be paid to him upon publication of the earnings for such period and the approval of the Stock Option and Compensation Committee.

     Under the requirements for performance-based compensation set forth in
Section 162(m) of the Internal Revenue Code, compensation paid under the Plan will not be subject to the deduction limit if the Plan is approved by the holders of AIG Common Stock and certain other criteria are satisfied. It is the intent of AIG to operate the Plan so that all amounts paid thereunder are deductible for federal income tax purposes.

     The Stock Option and Compensation Committee is of the view that adoption of the Plan will advance the interests of AIG and its shareholders in that it will provide incentives to the Chief Executive Officer to manage AIG so as to achieve the indicated returns on Consolidated Common Shareholders' Equity. The Board of Directors concurs in the view of the Stock Option and Compensation Committee and is of the further view that shareholders should approve the Plan so that, assuming compliance with all applicable laws and regulations, payments made pursuant to the Plan will be deductible by AIG for federal tax purposes.

     Approval of this proposal requires approval by a majority of the holders of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     The Board of Directors recommends a vote FOR this proposal.

    III.  APPROVAL OF PROPOSAL TO AMEND THE 1991 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors has adopted, subject to approval of the shareholders, an amendment to the 1991 Employee Stock Option Plan (the "1991 Plan"). The amendment to the 1991 Plan provides that options may not be granted to any one person to purchase more than 10% of the aggregate AIG Common Stock covered by the 1991 Plan (300,000 shares). No other amendments are being made to the 1991 Plan. An amended and restated copy of the 1991 Plan (the "Amended 1991 Plan") is attached as Appendix A.

     The purpose of the Amended 1991 Plan is to advance the growth and prosperity of AIG and its subsidiaries by providing their officers and other key employees with additional incentives. The Amended 1991 Plan is to be administered by a committee of the Board of Directors (the "Committee") drawn solely from its members who are not eligible to receive options.

     Under the Amended 1991 Plan, options may be granted to such officers and other key employees to purchase up to an aggregate of 3,000,000 present shares of AIG Common Stock (which reflects adjustment for the stock split in the form of a 50 percent stock dividend paid in July 1993), at exercise prices not less than the fair market value of such stock at the dates of grant. Shares to be reserved for issuance under the Amended 1991 Plan will consist of newly issued shares or shares acquired by AIG from time to time and held as treasury stock. Options may be exercisable for periods not exceeding ten years from grant dates and shall be granted upon such other terms and conditions as the Committee may approve. No cash consideration will be received for the granting of options. Options will not be transferable otherwise than by will or the laws of descent and distribution. The Amended 1991 Plan provides that the Committee shall determine at the time of grant whether all or any part of a stock option shall be an incentive stock option. The number of shares available for options or issuable upon the exercise of options, and option prices, will be subject to antidilution and similar adjustments. Shares subject to options which terminate or expire prior to exercise will be available for further options under the Amended 1991 Plan. No options may be granted under the Amended 1991 Plan after December 31, 2001. The Board may from time to time amend the Amended 1991 Plan, but no alteration or amendment may be made without the approval of shareholders if such approval is required by Rule 16b-3 under the Securities Exchange Act of 1934 for transactions pursuant to the Amended 1991 Plan to be exempt thereunder.

     Because the granting of options under the provisions of the Amended 1991 Plan will be entirely within the discretion of the Committee, it is not possible to designate the employees to whom options will be granted under the Amended 1991 Plan or the number of shares to be covered by such options. It is expected that the aggregate number of optionees under the Amended 1991 Plan is not likely to exceed 1,000.

     Grants of options under the 1991 Plan made during 1993 are shown in the table on page 9. Total options granted to date under the 1991 Plan (as adjusted for the stock split in the form of a 50 percent stock dividend paid in July
1993) were as follows: Greenberg -- 68,500 shares; Matthews -- 27,700 shares; Tizzio -- 27,700 shares; Stempel -- 22,100 shares; Tse -- 14,100 shares; all executive officers as a group -- 271,320 shares; all employees -- 906,760 shares.

     The market value of the AIG Common Stock on March 15, 1994 was $83.75 per share.

TAX MATTERS

     Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for federal income tax purposes, and AIG will not be entitled to any deduction. If the shares received on the exercise of an incentive stock option are not disposed of within the one-year period beginning on the date of the transfer of such shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any profit realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain. In such event, no deduction will be allowed to AIG. If the shares are disposed of within the one-year period from the date of transfer of such shares to the optionee or within the two-year period from the date of the grant of the option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income of the optionee at the time of disposition, and AIG will be entitled to a corresponding deduction at such time.

     Upon the grant of an option which is not an incentive stock option, no income will be realized by the optionee. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income of the optionee and AIG will be entitled to a corresponding deduction. The optionee may be required to pay to AIG the applicable withholding taxes with respect to the ordinary income realized on exercise of a nonqualified stock option.

     Approval of the amendment to the 1991 Plan requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote FOR the proposal to approve the amendment to the 1991 Plan.

                         IV.  SELECTION OF ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the employment of Coopers & Lybrand as independent accountants of AIG for 1994. That firm has no direct or indirect financial interest in AIG or any of its parents or subsidiaries. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote FOR the proposal to employ Coopers & Lybrand.

                            V.  SHAREHOLDER PROPOSAL

     The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 83,525 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, the Evangelical Lutheran Church in America, 122 C Street N.W. Suite 300, Washington, D.C. 20001-2172, the Pension Fund of the Christian Church (Disciples of Christ), 155 East Market Street, Indianapolis, Indiana 46204, and the Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, Massachusetts 02108, who state that they hold 2,600 shares, 2,000 shares, 38,550 shares and 5,490 shares, respectively, of AIG's Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Presbyterian Church (U.S.A.). The text of the resolution and the supporting statement submitted by the sponsors are as follows:

                                "1994 RESOLUTION
                       AMERICAN INTERNATIONAL GROUP, INC.

"WHEREAS equal employment opportunity remains a national priority, and provides a vehicle to address social and economic injustice.

"WHEREAS American International Group, Inc., headquartered in New York City, employed approximately 33,000 people in 1992, over 13,000 in the United States:

"RESOLVED that the shareholders request the Board of Directors to provide all shareholders the following information upon request within six months of the 1994 annual meeting, provided that proprietary information may be omitted and cost limited to a reasonable amount:

     "1. A chart identifying employees according to their sex and race in each of the nine major EEOC defined job categories for 1991, 1992, and 1993, listing either numbers or percentages in each category.

     "2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are under utilized.

     "3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.

     "4. Any other information which the Board believes will assist shareholders to understand the company's efforts to promote equal employment opportunity and equitable treatment for all employees.

                             "SUPPORTING STATEMENT

"The religious organizations which have filed this resolution have supported equal employment opportunity and equitable treatment as basic human rights undergirding economic justice for women and racial/ethnic minorities.

"Equal employment opportunity and equitable treatment are recognized as good business practice. They encourage employee performance and morale, and help our workforce reflect the communities where we operate. However, a substandard record leaves AIG open to expensive legal action, poor employee morale and potential loss of business.

"We know our company believes that we have a good record. AIG makes employment decisions solely on the basis of merit, and believes such a practice results in a diversified workforce throughout the organization. However, we are concerned as well about subtle discrimination forming a "glass ceiling" blocking access of women and minorities to top positions. Only one of thirty-two officers listed in the Annual Report is a woman. Our company refuses to disclose basic EEO information which would permit shareholders to evaluate whether women and racial/ethnic persons are represented fairly throughout the company.

"We believe shareholders are entitled to receive EEO information in order to form independent judgments. Many other companies willingly share EEO information in various formats. Bristol-Myers Squibb, ABC/Capital Cities and Travelers produced excellent magazine-style reports. General Motors includes EEO data in its Public Interest Report.

"Disclosure also keeps the issue high on the company's agenda, and reaffirms a commitment to equal opportunity. This report would also permit AIG to tell its story. Your support of this resolution will help promote equal employment opportunity and equitable treatment. Please mark your proxy in favor."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. AIG is fully committed to providing equal employment opportunity and complying with equal employment opportunity laws. It is AIG's policy to recruit, hire, train and promote into all job levels the most qualified applicants without regard to race, color, religion, sex, national origin, age, handicap or veteran status. All employees at every level are judged only on the basis of their contribution to the company with emphasis placed on qualities such as imagination, initiative and integrity. Your Board of Directors believes that the key to non-discrimination is a qualitative rather than a quantitative methodology.

     Your Board of Directors urges a vote against this proposal. The goal of equal employment opportunity is worthy; it is also one to which AIG has always been committed. In your Board of Directors' judgment, providing reports is not the appropriate approach and would not enhance AIG's efforts to provide equal opportunity.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote AGAINST this proposal.

                           VI.  SHAREHOLDER PROPOSAL

     The Sisters of Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which states that it owns 9,000 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, and the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, who state that they hold 8,809 shares and 750 shares, respectively, of AIG's Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Mercy Consolidated Assets Management Program. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

               "INSURANCE COMPANIES' TIES TO THE TOBACCO INDUSTRY

"WHEREAS

     We are deeply concerned about the ethical implications of insurance companies investing in the tobacco industry, especially when they are so critically aware of the negative health effects of smoking;

"Cigarette smoking is the leading cause of death and disease in the United States, causing an estimated 430,000 deaths last year, with 53,000 more dying from the effects of passive smoking;

"An estimated $23.7 billion was spent in 1985 to treat diseases caused by smoking. $10.2 billion was lost because of smoking-induced liability. An additional $18.5 billion was lost to the economy because of premature deaths from smoking, all facts insurance companies are well aware of;

"Cigarette companies also have been criticized for their special promotion campaigns aimed at low-income persons, women, and minorities. The RJR Nabisco "Joe Camel" ads have been severely criticized by the U.S. Surgeon General who demanded the company drop the ad campaign because of its manipulative appeal to young people. Many of the tobacco ads and marketing campaigns by companies like Philip Morris and RJR Nabisco are highly irresponsible;

"Our company continues to buy stocks and bonds in tobacco companies and to our knowledge has not done a full review of the social and financial implications of these holdings:

"We believe an insurance company, which invests in tobacco equities, and stands for health, sends mixed messages and should review its posture related to these apparently contradictory positions. We do not assume the only response to this review must be the sale of tobacco securities. A creative response as an active shareholder expressing concern to the tobacco company might also be appropriate.

"RESOLVED

     That shareholders request the Board to initiate a study conducted at reasonable cost, of the appropriate ethical response to take related to its investment in tobacco companies and report to requesting shareholders the results of this review. This review should focus on the following questions:

     "1. The appropriateness of an insurance company holding stock in tobacco companies and whether it is socially or financially responsible to divest of this stock. This should take into account the depressed price of tobacco company stock and expected long term impact on our portfolio.

     "2. Ways in which our company can keep its shares and creatively express itself to the tobacco companies regarding their policies and practices.

     "3. The impact smoking has on our insurance payments for smoking-attributable deaths, diseases and property loss.

                                 "SUPPORTING STATEMENT

"A number of insurance companies have reviewed the implications of owning tobacco securities as requested in this resolution. Sears-Allstate has a smoke-free equity portfolio. Travellers attempts to avoid tobacco investments where possible. Other major insurance companies don't publicize their stand but have policies and/or practices that have resulted in prohibitions or limitations on investments in tobacco companies. Meanwhile institutions like Harvard and Johns Hopkins have divested all tobacco stocks. We believe this study will enable concerned shareholders and customers to better understand the thinking of our Company on this crucial issue."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. AIG complies with all Federal, state and other laws and regulations regarding its investment portfolios. Your Board of Directors believes that AIG shareholders are best served by not co-mingling investment decisions with what may be considered to be social issues. Your Board of Directors therefore does not believe it would be appropriate for AIG to conduct the study or issue the report to shareholders requested in this proposal. Your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

     Your Board of Directors recommends a vote AGAINST this proposal.

              VII.  SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's proxy statement should be sent to the AIG Secretary at 70 Pine Street, New York, New York 10270 and must be received by December 1, 1994.

                              VIII.  OTHER MATTERS

     If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

PROXY SOLICITATION

     AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Georgeson & Co. to assist in the solicitation of proxies for a fee of approximately $8,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                   APPENDIX A

                       AMERICAN INTERNATIONAL GROUP, INC.
              AMENDED AND RESTATED 1991 EMPLOYEE STOCK OPTION PLAN
                                  (THE "PLAN")

     1. Purpose. The purpose of this Plan is to advance the interests of American International Group, Inc. ("AIG") by providing certain of the key employees of AIG and of any subsidiary corporation of AIG, upon whose judgment, initiative and efforts the successful conduct of the business AIG largely depends, with an additional incentive to continue their efforts on behalf of such corporations, as well as to attract to such corporations people of training, experience and ability.

     2. Administration. The Plan shall be administered by a committee (the "Committee") of the Board of Directors of AIG (the "Board") to be drawn solely from members of the Board who are not eligible to participate in the Plan and who have not been eligible for one year prior to serving on the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any stock options granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine which of the eligible employees of AIG and any subsidiary corporation of AIG shall receive stock options, the time when stock options shall be granted, the terms of such options and the number of shares for which options shall be granted.

     3.  Stock Subject to the Plan.  Subject to adjustment as provided in
Section 7 hereof, the maximum number of shares as to which options may at any time be granted under the Plan is 2,000,000 shares of the Common Stock of AIG of the par value of $2.50 per share (the "Common Stock") as such shares shall exist on December 19, 1991 which shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG. AIG may acquire by purchase all or any portion of the shares which it will need to satisfy stock options, either at the time such options are exercised or from time to time in advance whenever such purchases are deemed advisable by the Committee or by such officer or officers of AIG as the Committee may from time to time designate. Upon the expiration or termination (in whole or in part) of unexercised options, shares of Common Stock subject thereto shall again be available for option under the Plan.

     4. Eligibility. Key employees of AIG or any subsidiary corporation of AIG, including officers (whether or not directors), shall be eligible to receive stock options under the Plan. Directors who are not employees or officers of AIG or any subsidiary corporation of AIG shall not be eligible to receive stock options under the Plan.

     5. Grant of Stock Options. Stock options may be granted to eligible employees in such number and at such times during the term of this Plan as the Committee shall determine; provided, however, that options under this Plan to purchase more than 10% of the aggregate shares of Common Stock set forth in
Section 3 above (as adjusted pursuant to the provisions of Section 7) shall not be granted to any one employee.

     At time of grant, the Committee shall determine (A) whether all or any part of a stock option granted to an eligible employee shall be an incentive stock option and (B) the number of shares subject to such incentive stock option. The form of any stock option which is all or in part an incentive stock option shall clearly indicate that such stock option is an incentive stock option or, if applicable, the number of shares subject to the incentive stock option. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) shall not exceed $100,000. The term "incentive stock option" means an option meeting the requirements of Section 422 of the Internal Revenue Code of 1986.

     6. Terms and Conditions of Stock Options. All stock options granted under the Plan shall be in such form as the Committee may from time to time determine and shall be subject to the following terms and conditions:

          (a) Option Price. The option price per share with respect to each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted, as determined by the Committee.

          (b) Term of Option. In no event shall any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

          (c) Exercise of Stock Option and Payment for Shares. Except as provided in paragraphs (e) and (f) of this Section below, the shares covered by each stock option may not be purchased for one year after the date on which the stock option is granted, but thereafter may be purchased in such installments as shall be determined by the Committee at the time the stock option is granted. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the stock option. To exercise a stock option, the optionee shall give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor:
     (i) in cash or by certified or official bank check, (ii) in shares of Common Stock, valued as of the date of exercise, of the same class as those to be granted by exercise of the option, or (iii) in a combination of (i) and (ii). The Common Stock will be valued on the date of exercise at the fair market value as determined by the Committee. Any person exercising a stock option shall make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act of 1933 and any other applicable legal requirements. If an optionee so requests, shares purchased may be issued in the name of the optionee and another jointly with the right of survivorship.

          (d) Non-transferability of Options. No stock option granted under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution, and such option shall be exercisable, during his lifetime, only by the optionee.

          (e) Termination of Employment. No part of any option may be exercised after the termination of employment of an optionee with AIG or subsidiary corporation of AIG, except that

             (i) if such termination of employment is at or after normal retirement age or due to disability, any portion of an option, whether or not exercisable at the time of such termination, may be exercised by the optionee at any time within the term of the option; and

             (ii) if such termination of employment is not at or after normal retirement age or due to disability or death, with the approval of the Board, any portion of an option may be exercised by the optionee within three months after such termination, but only to the extent such option was exercisable at the time of such termination.

          (f) Death of Optionee. In the event of the death of the optionee (whether during or after the termination of his employment) any portion of an option exercisable at the time of death may be exercised within 12 months after the death of the optionee (but in no event after the expiration of the term of the option) by the person or persons to whom the optionee's rights under such option are transferred by will or the laws of descent and distribution. In the event of the death of the optionee during his employment but prior to the time an option would normally become fully exercisable, such option shall be considered fully exercisable at the time of death.

     7. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG, subsequent to December 19, 1991, the Committee shall make such equitable adjustments, designed to protect against dilution or enlargement of rights, as it may deem appropriate, in the number and kind of shares authorized by the Plan and, with respect to outstanding stock options, in the number and kind of shares covered thereby and in the option price.

     8. Rights as a Shareholder. An optionee shall have no rights as a shareholder with respect to any shares covered by a stock option until the date of issuance of a stock certificate for such shares.

     9. Withholding Taxes. Whenever shares of Common Stock are to be issued in satisfaction of stock options granted under the Plan, AIG shall have the right to require the recipient to remit to AIG an amount sufficient to satisfy all applicable withholding tax requirements prior to the delivery of any certificate or certificates for shares.

     10. Terms of Plan. No stock options shall be granted pursuant to the Plan after December 31, 2001 but stock options theretofore granted may extend beyond the date and the terms and conditions of the Plan shall continue to apply thereto.

     11. Termination or Amendment of Plan. The Board may at any time terminate the Plan with respect to any shares of Common Stock of AIG not at the time subject to option, and may from time to time alter or amend the Plan or any part thereof, provided that no change may be made in any stock option theretofore granted which would impair the rights of an optionee without the consent of such optionee, and further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by Rule 16b-3 under the Securities Exchange Act of 1934 for transactions pursuant to the Plan to be exempt thereunder.

     12. Approval of Shareholders. This Plan has been approved by the shareholders of AIG at the Annual Meeting of Shareholders held on May 13, 1992 and the amendment giving rise to this Amended and Restated Plan has been adopted on March 14, 1994 by the Board subject to approval by the shareholders of AIG at the Annual Meeting of Shareholders to be held on May 16, 1994.

AMERICAN INTERNATIONAL GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 1994
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints M. R. Greenberg, John J. Roberts and Ernest
E. Stempel, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at Eighth Floor, 72 Wall Street, New York, New York 10270, on Monday, May 16, 1994 at 11:00 a.m., and all adjournments thereof, as follows:

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

UNLESS OTHERWISE MARKED, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE "FOR" ALL NOMINEES "FOR" ELECTION, "FOR" THE PROPOSAL TO ADOPT A
PERFORMANCED-BASED COMPENSATION PLAN, FOR THE PROPOSAL TO AMEND THE 1991 EMPLOYEE STOCK OPTION PLAN, FOR THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS AND "AGAINST" ITEM 5 AND ITEM 6.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEMS 2, 3 AND 4, AND "AGAINST" ITEMS 5 AND 6.

1. Election as Directors of the following nominees identified in the Proxy
   Statement: M. Aidinoff, M. Cohen, B. Conable, M. Feldstein, H. Freeman, L. Gonda, M. Greenberg, C. Hills, F. Hoenemeyer, J. Howell, E. Matthews, D. Phypers, J. Roberts, E. Stempel, T. Tizzio

   For  /X/          Withhold  /X/

(INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, write the name(s) on the following lines.)

.............................................................................

.............................................................................


2. Approval of Performance-Based Compensation Plan

For  /X/       Against        /X/       Abstain        /X/

3. Amendment of 1991 Employee Stock Option Plan

For  /X/       Against        /X/       Abstain        /X/

4. Appointment of Independent Accountants

For  /X/       Against        /X/       Abstain        /X/

5. Shareholder Proposal Described in the Proxy Statement

For  /X/       Against        /X/       Abstain        /X/

6. Shareholder Proposal Described in the Proxy Statement

For  /X/       Against        /X/       Abstain        /X/

If you have noted either an Address Change or made Comments on the reverse side of the card, mark here.

Address Change and/or Comments Mark Here               /X/

PROXY DEPARTMENT
NEW YORK, N.Y. 10203-0300

In their discretion to vote upon other matters that may properly come before the meeting.
Please sign exactly as your name appears to the left.

DATED                                                              , 1994
     --------------------------------------------------------------

- -------------------------------------------------------------------------
Signature

- -------------------------------------------------------------------------
Signature

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.
VOTES MUST BE INDICATED /X/ IN BLACK OR BLUE INK.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.